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                                                                    EXHIBIT 99.6


                                 HOT TOPIC, INC.

                NON-EMPLOYEE DIRECTORS' NONSTATUTORY STOCK OPTION

______________________________________, Optionee:

           HOT TOPIC, INC. (the "Company") has on ______________, 199_ granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is not intended to qualify and will not be treated as an "incentive stock option" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

           The details of your option are as follows:

           1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is _______________________ (_______).

           2. VESTING. Subject to limitations contained herein, this option shall become exercisable in installments over a period of four (4) years from the date of grant as follows: twenty-five percent (25%) shall be exercisable commencing on the date one year after the date of grant of the option and six and one-quarter percent (6.25%) shall be exercisable at the end of each calendar quarter thereafter, provided that the optionee has, during the entire period prior to such vesting date, continuously served as a non-employee director or employee of or consultant to the Company or any affiliate of the Company, whereupon such option shall become fully exercisable in accordance with its terms with respect to that portion of the shares represented by that installment.

           3. EXERCISE PRICE AND METHOD OF PAYMENT.

           (a) The exercise price of this option is _________ ($   ) per share,
being the closing sales price of the Common Stock as quoted on the Nasdaq National Market on the date of grant of this option.

           (b) Payment of the exercise price of each option is due in full in cash upon any exercise when the number of shares being purchased upon such exercise is less than 1,000 shares; but when the number of shares being purchased upon an exercise is 1,000 or more shares, the optionee may elect to make payment of the exercise price under one of the following alternatives:

                    (i) Payment of the exercise price per share in cash at the time of exercise;

                    (ii) Provided that at the time of the exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, payment by delivery of shares of Common Stock already owned by the optionee, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances



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or security interest, which Common Stock shall be valued at its fair market value on the date preceding the date of exercise; or

                    (iii) Provided that at the time of the exercise the Common Stock is publicly traded and regularly quoted in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company either prior to the issuance of shares of the Common Stock or pursuant to the terms of irrevocable instructions issued by the optionee prior to the issuance of shares of the Common Stock.

                    (iv) Payment by a combination of the methods of payment specified in subparagraph 3(b)(i), 3(b)(ii) and 3(b)(iii) above.

           4. WHOLE SHARES. This option may only be exercised for whole shares.

           5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the "Securities Act") or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

           6. TERM. The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date ("Expiration Date") ten (10) years from the date of grant. If the optionee's service as a non-employee director or employee of or consultant to the Company or any affiliate terminates for any reason or for no reason, the option shall terminate on the earlier of the Expiration Date or the date three (3) months following the date of termination of all such service; provided, however, that if such termination of service is due to the optionee's death, the option shall terminate on the earlier of the Expiration Date or twelve (12) months following the date of the optionee's death. In any and all circumstances, this option may be exercised following termination of the optionee's service as a non-employee director or employee of or consultant to the Company or any affiliate only as to that number of shares as to which it was exercisable as of the date of termination of all such service.

           7. EXERCISE. This option may be exercised by delivering a notice of exercise (in a form designated by the Company), together with the exercise price, to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours. By exercising this option you agree that the Company may require you to enter an arrangement providing for the cash payment by you to the Company of any tax withholding obligation of the Company arising by reason of the exercise of this option or the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise.

           8. TRANSFERABILITY. An option shall not be transferable except by will or by the laws of descent and distribution, or pursuant to a domestic relations order, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person (or by his guardian or legal representative) or transferee pursuant to such an order. Notwithstanding the foregoing, the optionee may, by delivering written notice to the Company in



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a form satisfactory to the Company, designate a third party who, in the event of the death of the optionee, shall thereafter be entitled to exercise the option.

           9. ADJUSTMENT UPON CHANGES IN STOCK.

                    (a) If any change is made in the stock subject to this option (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), this option will be appropriately adjusted in the class and number of shares and price per share of stock subject to the option. Such adjustments shall be made by the Board of Directors (the "Board"), the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

                    (b) In the event of: (1) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then the time during which this option may be exercised shall be accelerated prior to such event and shall terminate if not exercised after such acceleration and at or prior to such event.

           10. NOTICES. Any notices provided for in this option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

           11. OPTION NOT A SERVICE CONTRACT. Nothing in this option shall confer upon any non-employee director any right to continue in the service of the Company or any affiliate in any capacity or shall affect any right of the Company, its Board or shareholders or any affiliate to remove any non-employee director pursuant to the Company's Bylaws and the provisions of laws of the Company's state of incorporation.

           12. AUTHORITY. This option is subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Company. This authority shall be exercised by the Board, or by a committee of one or more members of the Board in the event that the Board delegates its authority to a committee. The Board, in exercise



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of this authority, may correct any defect, omission or inconsistency in this option in a manner and to the extent the Board shall deem necessary or desirable to make this option fully effective. References to the Board shall mean the committee if a committee has been appointed by the Board. Any interpretations, rules and regulations promulgated by the Board shall be final and binding upon the Company and its successors in interest as well as you and your heirs, assigns, and other successors in interest. The Board at any time, and from time to time, may amend the terms of this option; provided, however, that your rights and obligations under this option shall not be impaired by any such amendment unless (i) the Company requests your consent and (ii) you consent in writing.

           13. AVAILABLE SHARES. During the term of this option, the Company shall at all times keep available the number of shares of stock required to satisfy the exercise of such option.

           Dated the _____ day of , __________________ 19__.

                                              Very truly yours,

                                              HOT TOPIC, INC.

                                              By:_______________________________
                                                 Duly authorized on behalf
                                                 of the Board of Directors



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           The undersigned:

           (a) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option;

           (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to the undersigned under stock options plans of the Company, and (ii) the following agreements only:

                               NONE_______________________________
                                         (Initial)

                               OTHER   __________________________

                                       __________________________

                                       __________________________



                                             ___________________________________
                                                   Optionee

                                             ___________________________________
                                                   Address


                                             ___________________________________

                                             ___________________________________



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                               NOTICE OF EXERCISE

HOT TOPIC, INC.
3410 Pomona Blvd.
Pomona, California 91768                       Date of Exercise: _______________

Ladies and Gentlemen:

           This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

           Type of option:                   Nonstatutory

           Stock option dated:               __________________

           Number of shares as
           to which option is
           exercised:                        __________________

           Certificates to be
           issued in name of:                __________________

           Total exercise price:             $_________________

           Cash payment delivered
           herewith:                         $_________________

           Value of ______ shares of
           ______________ common
           stock delivered herewith(1):      $_________________

           By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the option and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

           I acknowledge that all certificates representing any of the shares subject to the provisions of the option shall have endorsed thereon any legends reflecting restrictions pursuant to the Company's Articles of Incorporation, Bylaws and/or applicable securities laws.

                                             Very truly yours,

                                             ___________________________________


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          (1) This payment feature may be used with respect to an exercise of
1,000 or more shares. Shares must meet the public trading requirements set forth in the option. Shares must be valued in accordance with the terms of the option being exercised, must have been owned for the minimum period required in the option, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

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